COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (this “Agreement”) is entered into as of 8th of June, 2018 (“Effective Date”), by and between Mircod Limited., a company duly registered under the laws of Cyprus having an address at Nikodimou Milona 28, Limassol 3095 (“Mircod”) and Orgenesis, Inc, having an address at 20271 Goldenrod Lane, Germantown, Md, 20876, USA (“ORGS”).

(Mircod and ORGS may be individually referred to as a “Party” and collectively as the “Parties”)

WHEREAS, Mircod is engaged in development of Hardware and Software IoT related solutions; and

WHEREAS, ORGS is a company engaged in the development of innovative therapeutic products; and

WHEREAS, the Parties wish to collaborate in the adaptation of the Mircod Background Technology (as defined below) for use for biological related development and manufacturing purposes and to meet the specifications set forth in Exhibit A attached hereto, all in accordance with the development plan to be agreed upon in writing by the Parties within forty five (45) days following the Effective Date and once so agreed, to be attached as Exhibit B hereto as (the “Development Plan” and the “Project”, respectively); and

WHEREAS, following the completion of the Project, ORGS will be granted an exclusive, worldwide sublicensable license to use and commercialize the Project Results and the Products (as defined below) all subject to and in accordance with the terms and conditions of this Agreement.

NOW THEREFORE IT IS AGREED BETWEEN THE PARTIES AS FOLLOWS:

1.	Definitions

Terms defined in this Section 1 and elsewhere, parenthetically, in this Agreement, shall have the same meaning throughout this Agreement. Defined terms may be used in the singular or in the plural.

1.1
“Affiliate” shall mean, as to either Party, any corporation which controls, is controlled by, or is under common control with, such Party; A corporation shall be deemed to control another corporation if it owns, directly or indirectly, more than 50% (fifty percent) of the voting shares, or has the power to elect more than half of the directors, of such other corporation;

1.2

“Mircod Background Patents” shall mean all patent applications or applications for certificates of inventions owned or controlled by Mircod, covering Mircod Background Technology and all patents or certificates of invention which may be granted thereon; as well as all continuations, continuations-in-part, patents of addition, divisions, renewals, reissues and extensions (including any patent term extension) of any of the foregoing patents. The existing patent application(s) that form part of the Mircod Background Patents are listed in Exhibit C, attached hereto as related to the project ;

DocuSign Envelope ID: 3B4C4D47-E591-43A3-85AB-C2386A451338

1.3.

“Mircod Background Technology” any and all existing inventions, patent applications, patents, know-how and other intellectual property rights owned or licensed by Mircod relating to Hardware and Software IoT technologies as related to the project.

1.4.

“Net Sales” shall mean the total amount actually received by ORGS and/or its Affiliates in connection with the sale, of a Product after deduction of: (i) sales taxes to the extent applicable to such sale and included in the invoice in respect of such sale; (ii) credits or allowances, if any, actually granted on account of price adjustments, recalls, rejections or returns of a Product previously sold; (iii) freight and insurance charges to the extent such items are applicable to such sale and are separately itemized on invoices; and (iv) bad debts (as determined in accordance with relevant GAAP rules) deriving from Net Sales in respect of which payments were made by ORGS to Mircod pursuant to Section 4.3 hereunder.

1.5.	“Products” means any biological system or device incorporating Project Results.

1.6.	“Project Budget” shall mean the budget for the Project to be paid by ORGS to Mircod, in the amounts as set forth in the Development Plan;

1.7.

“Project Results” shall mean any and all inventions, patents or patent application, products, materials, compounds, formulas, substances, methods, processes, techniques, know-how, data, information and/or other results, including, any improvements on and/or modifications to the Mircod Background Technology, developed, by Mircod, and/or anyone on its behalf and/or ORGS its Affiliates and/or anyone on their behalf , alone or together with others, in the course of and arising from the performance of the Project, including any regulatory filing filed, or approval obtained, as well as any information, material, results, devices and know-how arising therefrom.

1.8.	“ORGS Background Technology” any and all existing inventions, patent applications, patents, know-how and other intellectual property rights owned or licensed by ORGS and/or any of its Affiliates.

1.9.

“ORGS Background Patents” all patent applications or applications for certificates of inventions owned or controlled by ORGS and/or any of its Affiliates, covering ORGS Background Technology and all patents or certificates of invention which may be granted thereon; as well as all continuations, continuations-in-part, patents of addition, divisions, renewals, reissues and extensions (including any patent term extension) of any of the foregoing patents.

1.10.

“Resulting Patents” shall mean all patent applications or applications for certificates of invention describing or covering any Project Results and all patents or certificates of invention which may be granted thereon; as well as all improvements, continuations, continuations-in-part, patents of addition, divisions, renewals, reissues and extensions (including any patent term extension) of any of the foregoing patents, but excluding: (a) patents that have been invalidated or cancelled pursuant to the final (i.e., unappealed or unappealable) judgment of a competent court; and (b) patent applications that have been withdrawn or have expired, in each case such exclusion to be effective only from the date of such invalidation, cancellation, withdrawal or expiry, as the case may be.

2.	The Project and the Project Results

2.1.

Each Party agrees to use commercially reasonable efforts to perform its respective responsibilities and to allocate sufficient resources to complete the relevant Project obligations in accordance with the Development Plan to be approved and signed by both Parties within forty five (45) days following the Effective Date. Each of the Parties shall perform its respective obligations under this Agreement and/or the Development Plan in accordance with all applicable laws, regulations and standards.

2.2.

Either Party may subcontract any portion of the obligations under this Agreement and/or a Development Planto an Affiliate thereof, provided that such Party shall remain responsible for the performance or non-performance of its obligations under this Agreement and/or the Development Plan and shall keep each the other informed with respect to any subcontractors engaged hereby in the implementation of the Development Plan.

2.3.

The Parties shall establish a Joint Project Team ("JPT") promptly after the Effective Date. The JPT shall coordinate all applicable activities relating to the Project. Each Party shall appoint representatives who are employees of such Party to the JPT and the JPT shall consist of an equal number of representatives of each Party as are reasonably necessary to accomplish the goals of the JPT hereunder. The number of representatives may change from time to time. One such representative from each Party shall be designated as that Party's "Project Team Leader" to act as the primary JPT point of contact (POC) for that Party. Each Party may replace any or all of its representatives with other employees of such Party at any time. Any member of the JPT may designate a substitute employee of such Party to attend and perform the functions of that member at any meeting of the JPT. The JPT will meet in person or by conference call on a regular basis, not less than one (1) time per month and/or upon the written request of either Party.

2.4.	Any changes to the Development Plan shall be subject to the written consent of both Parties.

2.5.

Subject to and in consideration for performing its obligations with respect to the Project, ORGS undertakes to pay Mircod the amounts set forth in the Project Budget in US Dollars in separate payments per stage of the Project as set forth in the Development Plan and the Project Budget. All payment shall be made against invoices to be issued by Mircod in accordance to the payment schedule set forth in the Project Budget. All undisputed invoices shall be paid within thirty (30) days of receipt by ORGS of the applicable invoice.

2.6.

Mircod hereby grants ORGS and its Affiliates a royalty free non-exclusive license under the MIRCOD Background Technology and any Mircod Background Patents to the extent required to carry out ORGS’ respective tasks under the Project.

2.7.

ORGS hereby grants Mircod and its Affiliates a royalty free non-exclusive license under the ORGS Background Technology and any ORGS Background Patents to the extent required to carry out Mircod’s respective tasks under the Project.

2.8.

The estimated Budget for the Project is __________US Dollars ($___________) per month for a period of ________________months. The final Budget shall be finalized and shall be agreed upon by the parties as part of the Development Plan.

Subject to Mircod carrying out is tasks under the Development Plan, ORGS shall pay Mircod such amounts to be set forth in the Budget in accordance with the payment terms set forth therein.

2.9.

Within seven (7) days following the signing of this Agreement, ORGS will pay Mircod an advance payment in the amount of Fifty Thousand US Dollars (US$50,000) on account of amounts payable to Mircod in accordance with the Budget.

2.10.

Any payment due to Mircod hereunder shall be inclusive of any and all taxes other tan VAT to the extent apllcable. ORGS may deduct withholding tax (if any) as prescribed by applicable law from any payments due to Mircod hereunder unless Mircod provides ORGS with evidence of any exemption from the payment of such withholding tax.

3.	Intellectual Property

3.1.

Subject to the licenses to be granted to ORGS under Sections 2.6 above and 0 below, all rights and interests in and to the Mircod Background Technology and Mircod Background Patents shall remain the exclusive property of Mircod.

3.2.	, All rights and interests in and to the ORGS Background Technology and ORGS Background Patents shall remain the sole property of ORGS.

All rights and interests in and to the Project Results and Resulting Patnets shall be jointly owend by the Parties in eqal shares

4.	Grant of License; Royalties

4.1.

Mircod hereby grants to ORGS and/or its Affiliates: (i) an exclusive (including with respect to MIRCOD), worldwide sublicensable license to use and commercialize Mircos’d rights in the Project Results and any Resulting Patents to sell, have sold, use, have used and otherwise commercialize the Products; and (ii) a nonexclusive worldwide sublicensable license under the Mircod Background Technology and/or Mircod Background Patents to the extent required, to use [and commercialize] the Project Results and/or any Resulting Patents to develop, have developed, make, have made, sell, have sold, use, have used, import, have imported, and otherwise commercialize the Products (collectively the “License”).

4.2.

With Mircod’s reasonable consent, ORGS may grant sublicenses under the License, throughis made by written agreement, the provisions of which are consistent with the terms of this Agreement. including the payment of Royalties on the sublicensee’s Net Sales.

4.3.	In consideration for the grant of the License, ORGS shall pay Mircod, royalties of 5% (five percent) on Net Sales arising from the sale of Products (“Royalties”).

4.4.

ORGS shall submit to Mircod, no later than 30 (thirty) days after the end of each calendar quarter, commencing with the first calendar quarter in which any Net Sales are generated, a detailed report, setting out all amounts owing to Mircod in respect of such previous calendar quarter to which the report refers, and with full details of: (i) the sales made by the ORGS, including a breakdown of Net Sales according to currency of sales, dates of invoices, number and type of Product sold; and (ii) deductions applicable, as provided in the definition of “Net Sales. The foregoing reports submitted by ORGS shall be deemed Confidential Information (as defined below) of ORGS and shall be subject to the provisions of Section 8 below.

4.5.

ORGS shall keep complete, accurate and correct books of account and records consistent with sound business and accounting principles and practices and in such form and in such details as to enable the determination of the amounts due to Mircod in accordance with the terms hereof. ORGS shall retain the foregoing books of account for 3 (three) years after the end of each calendar year during the period of this Agreement, and, if this Agreement is terminated for any reason whatsoever, for 3 (three) years after the end of the calendar year in which such termination becomes effective.

4.6.

Mircod, at its own expense, shall be entitled, no more than once during any calendar year, to appoint representatives to inspect during normal business hours and to make copies of ORGS’s books of account, records and other documentation (including technical data and lab books) to the extent relevant or necessary for the ascertainment or verification of the amounts due to it under this Section 0, provided however that Mircod shall coordinate such inspection with ORGS in advance. In the event that any inspection as aforesaid reveals any underpayment by ORGS to Mircod in respect of any year of the Agreement in an amount exceeding 5% (five percent) of the amount paid by ORGS to Mircod in respect of such year then ORGS shall (in addition to paying Mircod the shortfall), bear the costs of such inspection. The foregoing books of account, records and other documentation (including technical data and lab books) of ORGS shall be deemed Confidential Information of ORGS and shall be subject to the provisions of Section 8 below.

5.	Manufacturing and Supply Agreement; JV

5.1.

Upon and subject to successful completion of the Project, the Parties shall negotiate in good faith and agree on the terms of a manufacturing and supply agreement between Mircod and ORGS and/or its Affiliates (“Manufacturing and Supply Agreement”), under which Mircod shall manufacture and supply the Products to ORGS and/or its Affiliates and, at ORGS’ and/or its Affiliates’ request, to provide support and maintenance services for the Products, including for purposes of ORGS and/or its Affiliates providing Contract Development and Manufacturing services. The Manufacturing and Supply Agreement shall also include provisions under which, Mircod shall, at ORGS’ and/or its Affiliates’ request, provide additional services to incorporate any updates to and/or improvements on the Mircod Background Technology which

5.2.

In no event shall Mircod and/or its Affiliates be entitled to develop and/or manufacture the Products and/or otherwise make use of the Project Results and/or Resulting Patents, directly or indirectly, for any purpose other than manufacturing and supplying Products to ORGS and/or its Affiliates pursuant to such Manufacturing and Supply Agreement.

5.3.

In the event that the Parties fail to enter into Manufacturing and Supply Agreement, despite good faith negotiation, within ninety (90) days following completion of the Project, and/or in the event that Mircod is unable to manufacture and/or supply the Products to ORGS and/or its Affiliates and/or provide support and maintenance service for the Products, then:

5.3.1.

ORGS and/or its Affiliates shall pay Mircod a onetime amount of Eighty Thousand US Dollars ($80,000) + VAT to the extent applicable; the scope of the License granted under Section 4.1 above shall be expanded so that ORGS and/or its Affiliates shall also have the worldwide exclusive right and sublicensable license, to develop, have developed, manufacture, have manufactured, make and/or have made, service, have serviced the Products; and

5.3.2.

the Royalties to be paid to Mircod under Section 4.3 above shall increase to eight percent (8%) on Net Sales arising from the sale of Products. In addition to any payments, if any due to Mircod under any future Support Agreement, if any).

5.4.

At any time, during the term of this Agreement, ORGS shall have the option, at its sole discretion, to transfer and require Mircod to transfer the Project and/or the rights and licenses granted hereunder by Mircod to ORGS, to a Joint Venture company which to be established by the Parties in Canada under the name of Mircod Biotech, or any other name agreed upon in writing by the Parties (“JV Entity”), for purposes of carrying out the Project and/or commercializing the Products.

The relative shareholdings of each Party in the JV Entity will be based on the following participating interests of each Party (“Participating Interest”): ORGS - 50% and Mircod or its Affiliate - 50%.

6.	Patent Prosecution

6.1.

Mircod shall, at its own cost and expense, in consultation with ORGS, administer and control all patent activities (including the filing, recording, prosecution and/or maintenance of patent applications and patents) with respect to the Mircod Background Patents, subject to the provisions of this Section 6 below.

6.2.

Mircod shall deliver to ORGS, within a reasonable time, copies of all: (i) draft and final patent office filings and other submissions with respect to Mircod Background Patents; and (ii) correspondence between Mircod or Mircod's patent counsel and any competent authority (where such Mircod Background Patents may be filed, maintained or made) relating to the prosecution and/or maintenance of such Mircod Background Patents, and provide ORGS with a reasonable opportunity to review and discuss with Mircod prosecution strategy and to consult with Mircod on the content of patent filings with respect to such Mircod Background Patents. At least sixty (60) days prior to any date prescribed by the relevant patent office or by applicable law for the taking of action with respect to the prosecution and/or maintenance of such Mircod Background Patents, Mircod or its patent counsel shall provide written notice to ORGS of: (a) such date; (b) whether or not Mircod intends to take such action; and (c) if so, what action Mircod intends to take. Mircod hereby agrees to irrevocably instruct its patent counsel to comply with the preceding sentence. In the event Mircod declines to pursue the filing, prosecution or maintenance of any such Mircod Background Patent, Mircod shall provide reasonable prior written notice to ORGS of its intention to cease such pursuit (which notice shall, in any event, be given no later than 60 (sixty) days prior to the next deadline for any action that may be taken with respect to such Mircod Background Patent with the applicable patent office), and ORGS may, at its own expense, control and administer the filing, prosecution, or maintenance of such Mircod Background Patent.

6.3.

ORGS shall, at its own cost and expense, in consultation with Mircod, administer and control all patent activities (including the filing, recording, prosecution and/or maintenance of patent applications and patents) with respect to the Resulting Patents, subject to the provisions of this Section 6 below.

6.4.

ORGS shall deliver to Mircod, within a reasonable time, copies of all: (i) draft and final patent office filings and other submissions with respect to Resulting Patents; and (ii) correspondence between ORGS or ORGS' patent counsel and any competent authority (where such Resulting Patents may be filed, maintained or made) relating to the prosecution and/or maintenance of such Resulting Patents, and provide Mircod with a reasonable opportunity to review and discuss with ORGS prosecution strategy and to consult with ORGS on the content of patent filings with respect to such Resulting Patents. At least sixty (60) days prior to any date prescribed by the relevant patent office or by applicable law for the taking of action with respect to the prosecution and/or maintenance of such Resulting Patents, ORGS or its patent counsel shall provide written notice to Mircod of: (a) such date; (b) whether or not ORGS intends to take such action; and (c) if so, what action ORGS intends to take. ORGS hereby agrees to irrevocably instruct its patent counsel to comply with the preceding sentence. In the event ORGS declines to pursue the filing, prosecution or maintenance of any such Resulting Patent, Mircod shall provide reasonable prior written notice to Mircod of its intention to cease such pursuit (which notice shall, in any event, be given no later than 60 (sixty) days prior to the next deadline for any action that may be taken with respect to such Resulting Patent with the applicable patent office), and Mircod may, at its own expense, control and administer the filing, prosecution, or maintenance of such Resulting Patent.

6.5.

Mircod warrants that to the best of its knowledge, the exploitation of the Mircod Background Technology and/or Mircod Background Patents will not infringe on and/or misappropriate the rights of any third party.

7.	Patent Enforcement

7.1.

ORGS shall have the first right in its own name and at its own expense to initiate any legal action and enforce the Resulting Patents against any infringement thereof. Before ORGS commences an action with respect to any infringement, ORGS shall consider the views of Mircod in making its decision whether or not to initiate any legal action. Mircod shall cooperate with ORGS and/or its representatives, in connection with the investigation, prosecution or defense of any such infringement action against a third party, at ORGS’s expense, and, if required under applicable law, Mircod shall consent to be named a party to any such action.

	7.2.	Any proceeds received by ORGS in any litigation as referred to in Section 7.1 above, shall first be applied to cover out of pocket costs and thereafter shall be owned by ORGS.

7.3.

If ORGS fails to take action to defend any action as aforesaid, within 60 (sixty) days after having been duly served with such lawsuit and/or receiving notice from Mircod in respect thereof (or within a shorter period, if required to preserve the legal rights of Mircod under applicable law), then Mircod shall have the right (but not the obligation) to take such action at its expense and ORGS shall cooperate in the investigation and defense of such action, at Mircod's expense and, if required under applicable law or contract, consent to be named as a party to any such action. Mircod shall have full control of such action and shall have full authority to settle such action on such terms as Mircod shall determine. Any recovery in any such litigation shall be for the account of Mircod only.

8.	Confidentiality

8.1.

As used in this Agreement, "Confidential Information" means nonpublic information, data and/or materials that may be disclosed by or on behalf of one Party (the "Disclosing Party") to the other Party (the "Receiving Party") in connection with this Agreement, in whatever form, provided that such information is clearly marked as confidential. Information disclosed other than in written or other tangible form will be deemed Confidential Information only if the Disclosing Party provides the Receiving Party with a written statement within thirty (30) days of the initial disclosure that identifies which portion of such information is to be deemed Confidential Information. Notwithstanding the forgoing, the failure to mark or identify information as confidential shall not shall not prevent its being treated as Confidential Information if it is reasonably clear that such information is commercially sensitive information. The Receiving Party agrees (i) to use such Confidential Information of the Disclosing Party solely for performing its obligations and/or exercising it rights under this Agreement; and (ii) except as otherwise expressly permitted herein, to not disclose such Confidential Information of the Disclosing Party to any Third Party without prior written permission. Notwithstanding the forgoing, all information or data relating to the Project Results and/or Resulting Patents shall be considered as Confidential Information of both Parties, provided however, that Project Results and/or Resulting Patents may be used and/or disclosed by ORGS and/or its Affiliates in connection with commercialization of the Project Results and/or Products and/or otherwise in exercising the License and by Mircod – in connection with supply and/or manufacturing of the

The foregoing confidentiality obligations do not pertain to any Confidential Information that a Receiving Party establishes: (i) was known to the Receiving Party without restriction prior to receipt from the Disclosing Party; (ii) is now or becomes public knowledge, other than through acts or omissions of the Receiving Party and/or anyone on its behalf in breach of this Agreement; (iii) is disclosed at any time without restriction to the Receiving Party by a third party with a lawful right to disclose such information; (iv) was independently developed by or on behalf of the Receiving Party, outside the scope of this Agreement, without use of and/or reference to the Confidential Information of the Disclosing Party; or (v) is disclosed by the Receiving Party to comply with any applicable law, court order or governmental regulation, only to the minimum extent required to comply with such law, order, or regulation, provided that the Receiving Party shall, to the extent permissible, provide prior notice of such required to the Disclosing Party.

8.2.

Without limiting the Parties' obligations, the Parties shall hold in confidence and not disclose the terms and conditions of this Agreement Notwithstanding the foregoing, a Party may disclose the existence and terms and condition of this Agreement and material developments hereunder (i) to the extent required to comply with applicable law (including but not limited to securities laws and regulations) or the listing requirements of a securities exchange, provided that such Party use reasonable efforts to seek and obtain confidential treatment as permitted under such applicable laws and listing requirements and/or (ii) to bona fide potential investors, acquirers, merger partners, collaborators or licensees, or to professional advisors (e.g. attorneys, accountants and prospective investment bankers) involved in such activities, for the limited purpose of evaluating such investment, transaction, or license and under appropriate conditions of confidentiality, only to the extent necessary and with the agreement by those permitted individuals to maintain such information in strict confidence

8.3.

Each Party shall be entitled to disclose Confidential Information of the other Party to its Affiliates and to their respective officers, employees, consultants provided that they have a need to know such Confidential Information and are bound by confidentiality and non-sue obligations no less protective of the Disclosing Party`s rights as those under this Agreement.

8.4.

Upon the termination of this Agreement or, if earlier, upon the written request by Disclosing Party at any time, Receiving Party shall promptly (within 14 (fourteen) days) return or destroy (at the direction of Disclosing Party) all Confidential Information to Disclosing Party and all documents or media containing any such Confidential Information, retaining only one copy for archival purposes only. Notwithstanding the foregoing, it is agreed that Receiving Party shall not be required to destroy any computer files created during automatic system back up which are subsequently stored securely by Receiving Party.

8.5.

Notwithstanding the provisions of this Section 8 above, ORGS shall not be prevented from mentioning the name of Mircod, and/or any employee of Mircod or from disclosing any information if, and to the extent that, such mention or disclosure is to competent authorities for the purposes of obtaining approval or permission for the exercise of the License, or in the fulfillment of any legal duty owed to any competent authority (including a duty to make regulatory filings.

9.	Assignment

ORGS shall have the right assign to a third party its rights and obligations under this Agreement, subject to the delivery to Mircod, at least 3 (three) business days prior to the consummation of such assignment of: (i) from the assignee, a written undertaking, to be bound by the terms of this Agreement and to perform all obligations of ORGS hereunder; and (ii) from ORGS, a written confirmation, that ORGS is not in breach of any of its obligations under this Agreement. In the case of such an Assignment, ORGS shall remain responsible in relation to Mircod for the performance or non-performance by the third party of ORGS' obligations under this Agreement and/or the Development Plan.

10.	Indemnification; Limitation of Liability

10.1.

Indemnification by ORGS. ORGS shall indemnify, defend and hold Mircod and its employees, officers, directors and agents (each a “Mircod Indemnitee”) harmless from and against any and all actions, judgments, settlements, liabilities, damages, penalties, fines, losses, costs and expenses (including reasonable attorneys’ fees and expenses) to the extent arising out of any third party claim, demand, action or other proceeding (each, a

“Claim”) to the extent arising out of or resulting from (a) the commercialization (including testing, handling, storage, transportation, sale or use or other disposition) of the Products by or on behalf of ORGS or its Affiliates or Sublicensees (except is such activities are carried out by Mircod and/or any of its Affiliates); (b) ORGS’s, its Affiliates and/or Sublicensees’ use or practice of the Mircod Background Technology, Mircod Background Patents, Project Results, Resulting Patents; (c) breach by ORGS of any of its representations, warranties, covenants or obligations set forth in this Agreement; (d) a ORGS Indemnitee’s or any of ORGS’s Affiliates, or Sublicensees’ gross negligence, recklessness or willful misconduct; provided however, that ORGS’s obligations pursuant to this Section 10.1shall not apply to the extent such Claims arise out of or result from Mircod’s breach of this Agreement or the negligence, recklessness or willful misconduct of any Mircod Indemnitee and/or otherwise due to a cause which gives rise to indemnification by Mircod under Section 10.2 below.

10.2.

Indemnification by Mircod. Mircod shall indemnify, defend and hold ORGS and its Affiliates and each of their respective agents, employees, officers and directors (each a “ORGS Indemnitee”) harmless from and against any and all Claims to the extent arising out of or resulting from (a) the development or manufacture (including testing, handling, storage, transportation, use or other disposition) of any Product by or on behalf of Mircod or its Affiliates or licensees; (b) use or practice of the Mircod Background Technology, Mircod Background Patents, Project Results, Resulting Patents infringe on and/or misappropriate any third party’s intellectual property; (c) breach by Mircod of any of its representations, warranties, covenants or obligations set forth in this Agreement, or (d) a Mircod Indemnitee’s gross negligence, recklessness or willful misconduct; provided, however, that Mircod’s obligations pursuant to this Section 10.2 shall not apply to the extent such Claims arise out of or result from ORGS’s breach of this Agreement or the negligence, recklessness or willful misconduct of any ORGS Indemnitee.

10.3.	Procedure.

10.3.1.

The Party or other person intending to claim indemnification under this Section 10 (an “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) of any Claim in respect of which the Indemnified Party intends to claim such indemnification (provided, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual prejudice directly caused by the delay or other deficiency), and the Indemnifying Party shall have the right to assume full control over the defense and settlement thereof provided, however, that an Indemnified Party shall have the right to retain its own counsel and to participate in the defense thereof, with the fees and expenses to be paid by the Indemnified Party unless the Indemnifying Party does not assume the defense.

10.3.2.

If the Indemnifying Party shall fail to timely assume the defense of and reasonably defend such Claim, the Indemnified Party shall have the right to retain or assume control of such defense and the Indemnifying Party shall pay (as incurred and on demand) the fees and expenses of counsel retained by the Indemnified Party.

10.3.3.

The Indemnifying Party shall not be liable for the indemnification of any Claim settled (or resolved by consent to the entry of judgment) without the written consent of the Indemnifying Party. The Indemnifying Party shall obtain the prior written consent (which shall not be unreasonably withheld or delayed) of the Indemnified Party before entering into any settlement of (or resolving by consent to the entry of judgment upon) such Claim unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person by an Indemnified Party, no requirement that the Indemnified Party admit negligence, fault or culpability, and no adverse effect on any other claims that may be made by or against the Indemnified Party and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement does not require the Indemnified Party to take (or refrain from taking) any action.

10.3.4.

The Indemnified Party, and its employees and agents, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigations of any Claim. Regardless of who controls the defense, each Party hereto shall reasonably cooperate in the defense as may be requested.

10.4.

Limitation of Liability. In no event shall either Party or its Affiliates be liable to the other Party for any punitive, exemplary or consequential damages arising out of a breach of this Agreement, provided that, notwithstanding anything to the contrary, the foregoing shall not be construed to limit the indemnity obligations set forth in Sections 10.1 and 10.2or either Party’s liability for a breach of Section 8.

10.5.	The provisions of this Section 10 shall survive the termination of this Agreement for whatsoever reason.

11.	Term and Termination

11.1.

The term of this Agreement shall commence when this Agreement is signed by both Parties (the “Effective Date”) and, unless terminated as provided in this Section 11, shall continue in full force and effect thereafter.

11.2.

Without derogating from the Parties' rights hereunder or by law to any other or additional remedy or relief, it is agreed that either Party may terminate this Agreement and the License hereunder by serving a written notice to that effect on the other upon or after:

11.2.1.

the commitment of a material breach hereof by the other Party, which material breach cannot be cured or, if curable, which has not been cured by the Party in breach within thirty (thirty) days after receipt of a written notice from the other Party in respect of such breach, or

11.2.2.

the granting of a winding-up order in respect of the other Party, or upon an order being granted against the other Party for the appointment of a receiver, or if such other Party passes a resolution for its voluntary winding-up, or if a temporary or permanent liquidator or receiver is appointed in respect of such other party, or if a temporary or permanent attachment order is granted on such other party's assets, or a substantial portion thereof, or if such other Party shall seek protection under any laws or regulations, the effect of which is to suspend or impair the rights of any or all of its creditors, or to impose a moratorium on such creditors; provided that in the case that any such order or act is initiated by any third party, the right of termination shall apply only if such order or act as aforesaid is not cancelled within 60 (sixty) days

11.3.

Upon the termination of this Agreement by Mircod pursuant to Section 11.2, the License granted to ORGS under Section 4.1 shall terminate. , it being undertoof however, that Mircod shall not be entitled to make use of the Project Results and/or Resulting Patents, without prior consent of ORGS.

11.4.

Neither expiration of this Agreement, nor termination of this Agreement for any reason, shall relieve the Parties of any obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Agreement.

11.5.

Without limiting the generality of the foregoing, no expiration or termination of this Agreement, whether by lapse of time or otherwise, shall serve to terminate the obligations of the Parties hereto under Sections 1, 3, 8, 10, 11.3 through 11.5, 13 and 14 shall survive any such expiration or termination.

12.	Notices

Any notice or other communication required to be given by one Party to the other under this Agreement shall be in writing and shall be deemed to have been served: (i) if personally delivered, when actually delivered; or (ii) if sent by facsimile or electronic mail, upon transmission thereof, if during normal business hours, and if not then at the start of business on the first business day thereafter (provided that any notice terminating this Agreement which is sent by electronic mail shall be followed by a notice sent in any other manner provided herein), or (iii) 10 (ten) days after being mailed by certified or registered mail, postage prepaid (for the purposes of proving such service - it being sufficient to prove that such notice was properly addressed and posted) to the respective addresses of the Parties set out below, or to such other address or addresses as any of the Parties may from time to time in writing designate to the other Party pursuant to this Section 12:

With Copy to (which such copy shall not constitute notice):

Mark Cohen, Esq.
Pearl Cohen Zedek Latzer Baratz LLP
1500 Broadway
New York, NY 10036
USA
Email: MCohen@PearlCohen.com

13.	Governing Law and Jurisdiction

This Agreement shall be governed in all respects by the laws of the State of New York, USA (without application of is conflict of law provisions directing that the laws of another jurisdiction shall apply), and the Parties hereby irrevocably submit to the exclusive jurisdiction of the of federal and state courts located in New York County, New York, USA, with respect to any dispute and/or claim arising form and/or related to this Agreement.

14.	Miscellaneous

14.1.	The preamble and Exhibits hereto form an integral part of this Agreement.

In this Agreement “including” or “includes” means including without limiting the generality of any description preceding such terms. The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the interpretation of this Agreement.

14.2.

This Agreement constitutes the entire agreement between the Parties in respect of the subject-matter hereof, and supersedes all prior agreements or understandings between the Parties relating to the subject-matter hereof. No Party has, in entering into this Agreement, relied on any warranty, representation or undertaking, except as may be expressly set out herein.

14.3.	This Agreement may be amended only by a written document signed by both Parties.

14.4.

This Agreement may be executed in any number of counterparts (including counterparts transmitted by email or fax), each of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute one and the same instrument.

14.5.

No waiver by any Party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such Party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any Party to take any action against any breach of this Agreement or default by the other Party hereto shall constitute a waiver of the former Party's rights to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other Party.

14.6.

If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be modified as set out below and the balance of this Agreement shall be interpreted as if such provision were so modified and shall be enforceable in accordance with its terms. The Parties shall negotiate in good faith in order to agree on the terms of an alternative provision which complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid or unenforceable provision.

14.7.

Nothing contained in this Agreement shall be construed to place the parties in a relationship of partners or parties to a joint venture or to constitute either Party an agent, employee or a legal representative of the other Party and neither Party shall have power or authority to act on behalf of the other Party or to bind the other Party in any manner whatsoever.

WHEREOF the Parties have caused this Agreement to be executed by their duly authorized representatives as of this           18th          day of            June                , 2018.

Attachments:

Exhibit A – Product Specifications.
Exhibit B - Development Plan (including Project Budget)
Exhibit C- Mircod Background Patents